Exhibit 3.4

AMENDED AND RESTATED

BY-LAWS

of

BROOKTROUT, INC.

ARTICLE I

Stockholders

1.             Annual Meeting.  The annual meeting of stockholders shall be held each year at the hour, date and place determined by the Board of Directors or an officer designated by the Board of Directors, which hour, date and place may be subsequently changed at any time by the Board of Directors.  The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Articles of Organization or by these By-laws, may be specified by the Board of Directors or the President.  If no annual meeting has been held within the first six months after the end of the fiscal year of the Corporation, a special meeting in lieu thereof may be held with all the force and effect of an annual meeting.  Any and all references hereafter in these By-laws to an annual meeting or to annual meetings shall be deemed to refer also to any special meeting(s) in lieu thereof.

2.             Special Meetings.  Special meetings of stockholders may be called by the President or by the Board of Directors.  Special meetings shall be called by the Clerk or in case of the death, absence, incapacity or refusal of the Clerk, by any other officer, upon written application of one or more stockholders who hold at least a majority in interest of the capital stock entitled to vote at such meeting.  Application to a court pursuant to Section 34(b) of Chapter 156B of the General Laws of the Commonwealth of Massachusetts requesting the call of a special meeting of stockholders because none of the officers is able and willing to call such a meeting may be made only by stockholders who hold at least a majority in interest of the capital stock entitled to vote at such meeting.  The hour, date and place of any special meeting and the record date for determining the stockholders having the right to notice of and to vote at such meeting shall be determined by the President if such meeting is called by the President or by the Board of Directors if such meeting is called by the Board of Directors or is to be called by the Clerk upon the written application of one or more stockholders as set forth above.  At a special meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been stated in the written notice of the special meeting and otherwise properly brought before the special meeting.

3.             Matters to be Considered at an Annual Meeting.  Except as otherwise provided by law, at an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the annual meeting (a) by, or at the direction of, the Board of Directors or (b) by any holder of record (both as of the time notice of such proposal is given by the stockholder as set forth below and as of the record date for the annual meeting in question) of any shares of capital stock of the Corporation entitled to vote at such annual meeting who complies with the requirements set forth in this Section.  In addition to any other applicable requirements, for business to be properly brought before a meeting by a holder of record of any shares of capital stock entitled to vote at such annual meeting, other than a stockholder proposal included in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, such holder must give timely notice thereof in writing to the Clerk of the Corporation as set forth in this Section and such stockholder or his representative must be present at the annual meeting.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (the “Anniversary Date”); provided, however, that in the event that the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, timely notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to the scheduled date of such annual meeting or (ii) the 10th day following the first date on which the date of such annual meeting is publicly disclosed.  Any public disclosure of the scheduled date of the annual meeting made by the Corporation by means of (i) a press release, (ii) a report or other document publicly filed with the Securities and Exchange Commission or (iii) a letter or report sent to stockholders of record of the Corporation at the time of the mailing of such letter or report, shall be deemed to be sufficient public disclosure of the date of such meeting for purposes of these By-laws.  A stockholder’s notice to the Clerk shall set forth as to each matter that the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s stock transfer books, of the stockholder proposing such business and of the beneficial owners (if any) of the stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation’s capital stock which are held of record, beneficially owned or represented by proxy by the stockholder and by any other stockholders known by such stockholder to be supporting such proposal on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (d) any material interest of the stockholder in such proposal.

If the Board of Directors or a designated committee thereof determines that any stockholder proposal was not timely made in accordance with the provisions of this Section or that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Section in any material respect, such proposal shall not be presented for action at the annual meeting in question.  If neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal as set forth above, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Section.  If the presiding officer determines that a stockholder proposal was made in accordance with the terms of this Section, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such proposal.  If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Section, he shall so declare at the annual meeting and such proposal shall not be acted upon at the annual meeting.

4.             Notice of Meetings.  A written notice of each meeting of stockholders (other than adjournments governed by Section 5 of Article I of these By-laws), stating the place, date and hour and the purpose or purposes of such meetings shall be given by the Clerk or an Assistant Clerk (or other officer designated by the Board of Directors) at least 10 days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Articles of Organization or under these By-laws, is entitled to such notice, by delivering such notice to him or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears on the Corporation’s stock transfer books.  Such notice shall be deemed to be delivered when hand delivered to such address or deposited in the mail so addressed, with postage prepaid.

Notice of an annual or special meeting of stockholders need not be given to a stockholder if a written waiver of notice is executed before or after such meeting by such stockholder or such stockholder’s authorized attorney, if communication with such stockholder is unlawful, or if such stockholder attends such meeting, unless such attendance was for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders need be specified in any written waiver of notice.

5.             Rescheduling of Meetings; Adjournments.  The Board of Directors may postpone and reschedule any previously scheduled annual or special meeting of stockholders, and a record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting or record date has been sent or made pursuant to Section 3 of this Article I or Section 3 of Article II hereof or otherwise.

When any meeting is convened, the presiding officer may adjourn the meeting if (a) no quorum is present for the transaction of business, (b) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (c) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation.  When any annual or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place to which the meeting is adjourned.

6.             Quorum.  The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum, but if a quorum is not present, a majority in interest of the stockholders present or the presiding officer may adjourn the meeting from time to time and the meeting may be held as adjourned without further notice other than an announcement at the meeting at which the adjournment is taken of the hour, date and place to which the meeting is adjourned.  At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.  The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

7.             Voting and Proxies.  Unless otherwise provided by law or by the Articles of Organization, stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the Corporation.  Stockholders entitled to vote may vote either in person or by proxy dated not more than six months before the meeting named therein, unless the proxy is coupled with an interest and provides otherwise.  Any stockholder’s proxy may be transmitted by telephone, facsimile, electronic mail or other electronic means, provided that such transmission or means of transmission must either set forth, be submitted with, or provide for, information from which it can be determined with reasonable certainty that the telephonic message or electronic transmission was authorized by the stockholder.  Except as otherwise permitted by law or limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting but shall not be valid after final adjournment of such meeting.  A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.  A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.  The Corporation shall not directly or indirectly vote any share of its own stock.

8.             Action at Meeting.  When a quorum is present, any matter properly before the meeting shall be decided by vote of the holders of a majority of the shares of stock voting on such matter, except where a larger vote is required by law, by the Articles of Organization or by these By-laws.  Any election by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Articles of Organization or by these By-laws.  No ballot shall be required for any election of directors unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

9.             Action without Meeting.  Any action required or permitted to be taken at any annual or special meeting of stockholders (including any actions or powers reserved to the stockholders under these By-laws) may be taken without a meeting, provided that all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders.  Such consents shall be treated for all purposes as a vote at a meeting.

10.           Control Share Acquisition.  The provisions of Chapter 110D of the General Laws of the Commonwealth of Massachusetts (“Chapter 110D”), as it may be amended from time to time, shall not apply to “control share acquisitions” of the Corporation within the meaning of Chapter 110D.

11.           Presiding Officer.  The President or, in his absence, such other officer as shall be designated by the Board of Directors shall preside at all annual or special meetings of stockholders and shall have the power, among other things, to adjourn such meetings at any time and from time to time in accordance with the provisions of Sections 5 and 6 of this Article I.

The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

12.           Voting Procedures and Inspectors of Elections.  In advance of any meeting of stockholders, the Board of Directors may appoint one or more inspectors to act at an annual or special meeting of stockholders and make a written report thereon.  Any inspector may, but need not, be an officer, employee or agent of the Corporation.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector(s) shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.  The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of the duties of the inspector(s).  The presiding officer may review all determinations made by the inspector(s), and in so doing the presiding officer shall be entitled to exercise his sole judgment and discretion and he shall not be bound by any determinations made by the inspector(s).  All determinations by the inspector(s) and, if applicable, the presiding officer shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

1.             Enumeration and Election of Directors.  The Corporation shall have a Board of Directors of not less than three directors, except that whenever there shall be fewer than three stockholders, the number of directors may be less than three but in no event less than the number of stockholders.  The number of directors may be decreased at any time and from time to time either by the stockholders or by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors.

At each annual meeting of the stockholders, the successors to the directors of the class whose term shall expire in that year shall be elected to hold office for a term of three years from the date of their election or until their successors shall be duly elected and qualified, provided, however, the initial directors to be elected as Class I Directors, Class II Directors and Class III Directors shall be elected for those terms set forth in the Articles of Organization.  The Board of Directors may be enlarged at any time and from time to time by the stockholders or by vote of a majority of the directors then in office.  Each director shall hold office until the third annual meeting of stockholders following the annual meeting at which such director is elected and until his successor is elected and qualified, or until his earlier death, resignation or removal for cause.  Notwithstanding the foregoing, the term of any director who is elected to fill a vacancy on the Board created by resignation, removal or death of a director or by enlargement of the Board shall hold office for the term applicable to directors of the class to which such director is elected.

2.             Powers.  The business of the Corporation shall be managed by a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Articles of Organization or by these By-laws.  In particular, and without limiting the generality of the foregoing, the directors may at any time issue all or from time to time any part of the unissued capital stock of the Corporation from time to time authorized under the Articles of Organization, may designate and establish the terms of classes or series of Preferred Stock as provided in the Articles of Organization and may determine, subject to any requirements of law, the consideration for which stock is to be issued and the manner of allocating such consideration between capital and surplus.  In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.             Director Nominations.  Nominations of candidates for election as directors of the Corporation at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any holder of record (both as of the time notice of such nomination is given by the stockholder as set forth below and as of the record date for the annual meeting in question) of any shares of the capital stock of the Corporation entitled to vote at such annual meeting who complies with the procedures set forth in this Section.  Any stockholder who seeks to make such a nomination or his representative must be present in person at the annual meeting.  Only persons nominated in accordance with the procedures set forth in this Section shall be eligible for election as directors at an annual meeting of stockholders.

Nominations, other than those made by, or at the direction of, the Board of Directors, shall be made pursuant to timely notice in writing to the Clerk of the Corporation as set forth in this Section.  To be timely, a stockholder’s notice shall be delivered to, or mailed and received, at the principal executive offices of the Corporation not less than 60 days nor more than 120 days prior to the Anniversary Date; provided, however, in the event that the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to the scheduled date of such annual meeting or (ii) the 10th day following the first date on which the date of the annual meeting is publicly disclosed.  Any public disclosure of the scheduled date of the annual meeting made by the Corporation by means of (i) a press release, (ii) a report or other document publicly filed with the Securities and Exchange Commission or (iii) in a letter or report sent to stockholders of record of the Corporation at the time of the mailing of such letter or report, shall be deemed to be sufficient public disclosure of the date of such meeting for purposes of these By-laws.  A stockholder’s notice to the Clerk shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation’s capital stock which are beneficially owned by such person on the date of such stockholder notice and (iv) the consent of each nominee to serve as a director if elected and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s stock transfer books, of such stockholder and of the beneficial owners (if any) of the stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominees; (ii) the class and number of shares of the Corporation’s capital stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominees on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder notice and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.  At the request of the Board of Directors, any person nominated by, or at the direction of, the Board of Directors for election as a director at an annual meeting shall furnish to the Clerk of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

If the Board of Directors or a designated committee thereof determines that any stockholder nomination was not timely made in accordance with the terms of this Section or that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Section in any material respect, then such nomination shall not be considered at the annual meeting in question.  If neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder as set forth above, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether a nomination was made in accordance with the terms of this Section.  If the presiding officer determines that a nomination was made in accordance with the terms of this Section, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee.  If the presiding officer determines that a nomination was not made in accordance with the terms of this Section, he shall so declare at the annual meeting and such nomination shall be disregarded.

4.             Application of Section 50A of Chapter 156B of the General Laws of the Commonwealth of Massachusetts (“Section 50A”).  The provisions of Section 50A, as it may be amended from time to time, shall not apply to the Corporation.

5.             Enlargement of the Board.  The number of members of the Board of Directors may be increased at any time or from time to time either by an affirmative vote of a majority in interest of the capital stock entitled to vote in the election of directors or by the directors by vote of a majority of the directors then in office.

6.             Vacancies.  Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office.

7.             Tenure.  Directors shall hold office for such term as may be provided in the Articles of Organization.  Any director may resign by delivering his written resignation to the Corporation at its principal office or to the President or Clerk.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

8.             Meetings.  Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine provided that reasonable notice of the first regular meeting following any such determination shall be given to absent directors.  A regular meeting of the Board of Directors may be held without notice at the same place as the annual meeting of stockholders, or the special meeting held in lieu thereof, following such meeting of stockholders.

Special meetings of the Board of Directors may be called, orally or in writing, by the President, the Treasurer or two or more directors, designating the time, date and place thereof.

                9.             Notice of Meetings.  Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each director by the Clerk or Assistant Clerk, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the directors calling the meeting.  Notice shall be given to each director in person or by telephone or by facsimile sent to his business or home address at least twenty-four hours in advance of the meeting, or by written notice mailed to his business or home address at least forty-eight hours in advance of the meeting.  Notice need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him.  A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

 10.          Quorum.  At any meeting of the Board of Directors, a majority of the directors then in office shall constitute a quorum.  Less than a quorum may adjourn any meeting by a majority of the votes cast upon the question, and the meeting may be held as adjourned without further notice.

11.           Action at Meeting.  At any meeting of the Board of Directors at which a quorum is present, a majority of the directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Articles of Organization or by these By-laws.

12.           Presence Through Communications Equipment.  Unless otherwise provided by law or the Articles of Organization, members of the Board of Directors may participate in a meeting of such board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

13.           Action by Consent.  Unless the Articles of Organization otherwise provide, any action by the Board of Directors may be taken without a meeting if all the directors consent to the action in writing and the written consents are filed with the records of the meetings of the Board of Directors.  Such consents shall be treated for all purposes as a vote at a meeting of the Board of Directors.

14.           Committees.  The Board of Directors, by vote of a majority of the directors then in office, may elect from its number an Executive Committee or other committees and may delegate thereto some or all of its powers except those which by law, by the Articles of Organization, or by these By-laws may not be delegated.  Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors.  All members of such committees shall hold such offices at the pleasure of the Board of Directors.  The Board of Directors by vote of a majority of the directors then in office may abolish any such committee at any time.  Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.  The Board of Directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE III

Officers

1.             Enumeration.  The officers of the Corporation shall consist of a President, a Treasurer, a Clerk, and such other officers, including one or more Vice Presidents, Assistant Treasurers, Assistant Clerks or a Secretary, as the Board of Directors may determine.

2.             Election.  The President, Treasurer and Clerk shall be elected annually by the Board of Directors at their first meeting following the annual meeting of stockholders.  Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.

3.             Qualification.  No officer need be a stockholder or director.  Any two or more offices may be held by any person.  The Clerk shall be a resident of Massachusetts unless the Corporation has a resident agent appointed for the purpose of service of process.  Any officer may be required by the Board of Directors to give bond for the faithful performance of his duties in such amount and with such sureties as the Board of Directors may determine.

4.             Tenure.  Except as otherwise provided by law, by the Articles of Organization or by these By-laws, the President, Treasurer and Clerk shall hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until their respective successors are chosen and qualified; and all other officers shall hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until their successors are chosen and qualified, or for such shorter term as the Board of Directors may fix at the time such officers are chosen or until he sooner resigns, is removed or becomes disqualified.

5.             Resignation.  Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Clerk, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

6.             Removal.  The Board of Directors may remove any officer with or without cause by a vote of a majority of the entire number of directors then in office, provided that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the Board of Directors.

7.             Vacancies.  Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors; the Board of Directors shall elect a successor if the office of the President, Treasurer or Clerk becomes vacant and may elect a successor if any other office becomes vacant.

8.             President.  The President of the Corporation shall preside, when present, at all meetings of the stockholders and of the Board of Directors and shall, subject to the control of the directors, have general charge and supervision of the business of the Corporation.

9.             Vice Presidents.  Any Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

10.           Treasurer and Assistant Treasurers.  The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account.  He shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

11.           Clerk and Assistant Clerks.  The Clerk shall keep a record of the meetings of the stockholders.  In case a Secretary is not elected or is absent, the Clerk or an Assistant Clerk shall keep a record of the meetings of the Board of Directors.  In the absence of the Clerk from any meeting of stockholders, an Assistant Clerk if one were elected, otherwise a Temporary Clerk designated by the person presiding at the meeting, shall perform the duties of the Clerk.

12.           Secretary.  The Secretary, if one were elected, shall keep a record of the meetings of the Board of Directors.  In the absence of the Secretary, the Clerk and any Assistant Clerk, a Temporary Secretary shall be designated by the person presiding at such meeting to perform the duties of the Secretary.

13.           Other Powers and Duties.  Subject to these By-laws, each officer of the Corporation shall have in addition to, and to the extent not inconsistent with, the duties and powers specifically set forth in these By-laws, such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Board of Directors.

ARTICLE IV

Indemnification

1.             Actions, Suits and Proceedings.  The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Corporation (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.  Notwithstanding anything to the contrary in this Article, except as set forth in Section 5 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2.             Employees and Agents.  The Corporation may, at the discretion of the Board of Directors, indemnify employees and agents of the Corporation as if they were included in Section 1 of this Article.

3.             Settlements.  The right to indemnification conferred in this Article shall include the right to be paid by the Corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys’ fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 4 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

4.             Notification and Defense of Claim.  As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him or which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.  After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4.  The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.  The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5.             Advance of Expenses.  Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.  Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

6.             Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Section 1, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.  Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 3, as the case may be.  Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

7.             Remedies.  The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 5.  Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.             Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9.             Other Rights.  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.  Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.  In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors pursuant to Section 2 hereof or otherwise, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10.           Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11.           Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156B of the Massachusetts General Laws.

12.           Merger or Consolidation.  If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13.           Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.           Subsequent Legislation.  If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

ARTICLE V

Capital Stock

1.             Certificates of Stock.  The Board of Directors may provide by resolution that some or all of any or all classes and series of shares shall be uncertificated shares.  Unless such a resolution has been adopted, each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors.  Such certificate shall be signed by the President and by the Treasurer or an Assistant Treasurer.  Such signatures may be facsimile if the certificate is signed by a transfer agent, or by a registrar, other than a Director, Officer or employee of the Corporation.  In case any Officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the time of its issue.  Every certificate for shares of stock that are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

2.             Transfers.  Subject to any restrictions on transfer, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

3.             Record Holders.  Except as may be otherwise required by law, by the Articles of Organization or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the Corporation of his post office address.

4.             Record Date.  The Board of Directors may fix in advance a time of not more than sixty days preceding the date of any meeting of stockholders, or the date for the payment of any dividend or the making of any distribution to stockholders, or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting, and any adjournment thereof, or the right to receive such dividend or distribution or the right to give such consent or dissent.  In such case only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the Corporation after the record date.  Without fixing such record date the Board of Directors may for any of such purposes close the transfer books for all or any part of such period.

If no record date is fixed and the transfer books are not closed, (a) the record date for determining stockholders having the right to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors acts with respect thereto.

5.             Replacement of Certificates.  In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

6.             Issuance of Capital Stock.  The Board of Directors shall have the authority to issue or reserve for issue from time to time the whole or any part of the capital stock of the Corporation which may be authorized from time to time, to such persons or organizations, for such consideration, whether cash, property, services, expenses or a note or debt, and on such terms as the Board of Directors may determine, including without limitation the granting of options, warrants, or conversion or other rights to subscribe to said capital stock.  The Board of Directors may delegate some or all of its authority under this Section 6 to one or more committees of Directors.

7.             Pre-emptive Rights.  Except as otherwise provided in the Articles of Organization, stockholders shall have no preemptive rights to subscribe to stock of the Corporation.

ARTICLE VI

Miscellaneous Provisions

1.             Fiscal Year.  Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall be the twelve months ending December 31.

2.             Seal.  The Board of Directors shall have power to adopt and alter the seal of the Corporation.

3.             Execution of Instruments.  All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without Director action, may be executed on behalf of the Corporation by the President or the Treasurer except as the Board of Directors may generally or in particular cases otherwise determine.

4.             Voting of Securities.  Unless otherwise provided by the Board of Directors, the President or the Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other Corporation or organization, any of whose securities are held by this Corporation.

5.             Resident Agent.  The Board of Directors may appoint resident agents upon whom legal process may be served in any action or proceeding against the Corporation.

6.             Corporate Records.  The original, or attested copies, of the Articles of Organization, By-laws and records of all meetings of the Incorporators and stockholders, and the stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each, shall be kept in Massachusetts at the principal office of the Corporation, or at an office of its transfer agent, Clerk or resident agent, and shall be open at all reasonable times to the inspection of any stockholder for any proper purpose, but not to secure a list of stockholders for the purpose of selling said list or copies thereof or of using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the Corporation.

7.             Articles of Organization.  All references in these By-laws to the Articles of Organization shall be deemed to refer to the Articles of Organization of the Corporation, as amended and in effect from time to time.

8.             Amendments.  These By-laws may be amended, altered or repealed at any annual or special meeting of stockholders called for the purpose, of which the notice shall specify the subject matter of the proposed amendment, alteration, or repeal or the sections to be affected thereby, by vote of the stockholders; provided, however, except as otherwise provided by law, the vote of the holders of at least sixty-six and two thirds percent (66-2/3%) of the outstanding shares of Common Stock entitled to vote shall be required to amend or repeal Sections 1, 2, 3, 5, 10 and 12 of Article I, Sections 3, 4, and 7 of Article II, any section of Article IV and this Section 8 of Article VI of these By-laws, subject to the rights of any Preferred Stock.  These By-laws may also be amended, altered or repealed by a vote of the Board of Directors at any regular or special meeting of the Board of Directors, except that the Board of Directors may not amend, alter or repeal any provisions of these By-laws which by law, by the Articles of Organization or by these By-laws requires action by the stockholders.

Any By-law altered, amended or repealed by the Board of Directors may be further altered or amended or reinstated by the stockholders in the above manner.